AMENDMENT NO. 2 TO FUND AGREEMENT

WITNESSETH:

WHEREAS, under the terms of the Agreement, the Distributor makes available shares of portfolios of the Trust and other investment companies to NFS as investment options under variable annuity contracts and variable life insurance policies ("Contracts") and retirement plans; and

WHEREAS, NFS desires the Distributor to perform administrative services in making available model portfolios of shares of portfolios of the Trust to owners of Contracts, and the Distributor desires to perform such administrative services; and

WHEREAS, terms of the Agreement contemplate that tenns of the Agreement may be amended from time to time by mutual consent of the parties; and

WHEREAS, the parties wish to amend and restate the section titled "ASSET ALLOCATION SERVICE" in the Agreement, as originally added to the Agreement pursuant to an amendment dated January l, 2002; and

NOW THEREFORE, NFS, the Trust and the Distributor hereby amend and restate the section titled "ASSET ALLOCATION SERVICE" in the Agreement to read as follows:

ASSET ALLOCATION SERVICE

The Distributor and/or its affiliate (collectively, the "Distributor") has contracted with one or more investment advisers ("Providers") to construct and maintain various Model Portfolios comprised exclusively of Variable Funds and the Gartmore Money Market Fund, and NFS intends to make such Model Portfolios available for use in connection with the Asset Allocation Service (the "Service") that is offered in one or more of the variable insurance products issued by NFS or any of its affiliates/subsidiaries.

Responsibilities of Distributor and NFS

The Distributor will transmit the initial Model Portfolios to NFS via the NFS website (or via any other form of communication agreed upon by the Distributor and NFS) and will set up the Model Portfolios on the NFS website. The Distributor will be liable for any loss resulting from errors in setting up the initial Model Portfolios; provided, however, that the Distributor will have no liability for losses resulting from inaccurate information received from NFS. NFS will assist Distributor in any reasonable manner in setting up the initial Model Portfolios.

Amendment dated as of June 16, 2005 to the Fund Agreement dated as of September 10, 2001, as first amended effective January l, 2002 (the "Agreement"), between NATIONWIDE FINANCIAL SERVICES, INC., a Delaware Corporation, for itself and on behalf of its subsidiaries and affiliates listed on Exhibit A (individually or collectively, "NFS"), RYDEX VARIABLE TRUST, a Delaware business trust (the "Trust"), and RYDEX DISTRIBUTORS, INC., a Maryland corporation (the "Distributor").

The Distributor will set up initial Contract owner group information on the NFS website (or via any other form of communication agreed upon by the Distributor and NFS). The Distributor will be liable for any loss resulting from errors in setting up the initial Contract owner group information. NFS will assist the Distributor in any reasonable manner in setting up the initial Contract owner group information.

NFS will provide a daily report (the "Report") to the Distributor containing Contract owner group information pertaining to
(a)             new Model Portfolio elections;

(b)             changes to existing Model Portfolio elections; and

(c)             deletions to Model Portfolio elections.
The Distributor will be responsible for updating Contract owner group information on the NFS website (or via any other form of communication agreed upon by the Distributor and NFS). The Distributor will be liable for any loss resulting from failure of the Distributor to maintain accurate Contract owner group information on the NFS website. NFS will be liable for any loss resulting from failing to provide accurate information in the Report.

The Distributor will transmit revisions to the Model Portfolios to NFS upon receipt of revisions to the Model Portfolios from the Providers. The Distributor will transmit such revised Model Portfolios to NFS via the NFS website (or via any other form of communication agreed upon by the Distributor and NFS) and will revise the Model Portfolios on the NFS website. The Distributor will be liable for any loss resulting from not maintaining accurate and current Model Portfolios on the NFS website; provided, however, that the Distributor will have no liability for losses resulting from inaccurate information received from NFS.

NFS will direct the Distributor to:

(a)	implement exchanges among Variable Funds and/or the Gartmore Money Market Fund; and
(b)	allocate future deposits to the Variable Funds and/or the Gartmore Money Market Fund

in accordance with the Model Portfolios and Contract owner group information. The Distributor will be liable for any loss resulting from failure of the Distributor to direct exchanges and future allocations in accordance with the Model Portfolio and/or Contract owner group information. NFS will be liable for any loss resulting from the failure of NFS to implement exchanges or future allocations in accordance with the Distributor's directions.

Other Provisions Relating to the Service

NFS will not use the trademarks, service marks, logos, names, or any other proprietary designations of the Distributor, the Trust or the Providers ("Marks"), without the Distributor's prior written approval. NFS will submit for prior written approval any advertising or promotional material prepared by NFS that uses the Marks; provided, however, that NFS can, without obtaining prior written approval, use: (a) advertising or promotional materials that were previously approved in substantially the same form; and (b) any promotional materials developed from templates provided by the Distributor so long as such promotional materials do not vary from the templates provided by the Distributor except for private labeling by NFS.

To the extent that NFS distributes the Model Portfolios or any advertising or promotional material that uses the Marks (collectively, the "Materials") to any financial advisor or other party (a "Financial Advisor"), NFS agrees that it will (i) inform such Financial Advisor that the Materials may not be altered in any way prior to use, and (ii) notify the Distributor if it becomes aware that the Financial Advisor subsequently alters the Materials.

NFS authorizes the Distributor to use its name in connection with making the Model Portfolios available to other persons.

NFS agrees that the Distributor and the Trust will have no responsibility for, and makes no representation or warranty with regard to, whether NFS or any Financial Advisor is authorized and properly licensed, registered or qualified under applicable federal and state securities laws to make available or otherwise provide the Service.

NFS agrees that the obligations of the Distributor are limited to those expressly set forth in the Agreement and any subsequent amendments thereto.

Representations

NFS represents to the Distributor and Trust as follows:

It will be the responsibility of NFS to: (i) execute and perform agreements with Contract owners, and (ii) prepare and deliver to Contract owners and their representatives all reports and communications required by applicable law.

Notwithstanding any arrangement made by Contract owners with their investment professional to utilize the Service, such Contract owners retain full rights of ownership in their variable contract, including the right to make exchanges, discontinue utilizing the Service, or modify in any way allocations made pursuant to exchange or allocation directives related to the Service.

NFS understands that all investments involve risk (the amount of which may vary significantly), that performance of any kind can never be predicted or guaranteed and that investment recommendations will not always be profitable.

The Distributor and the Trust represent to NFS as follows:

Neither the Distributor, the Trust nor the Providers have or expect to receive information regarding the identity, financial circumstances or investment objectives of any Contract owners.

(b)
Neither the Distributor, the Trust nor the Providers, have any obligation or responsibility with respect to any advice to any specific Contract owner, or for determining the appropriateness or suitability of the Model Portfolios, the securities included from time to time in the Model Portfolios, or the particular share class used, for any specific Contract owner or Contract. The Model Portfolios and the recommendations implicit therein are not personalized or in any way tailored to reflect the financial circumstances or investment objectives of any particular Contract owner or Contract.

(c)	Neither the Distributor, the Trust nor the Providers, will be deemed to have a fiduciary relationship with any Contract owner by virtue of the Agreement or the services provided hereunder.

(d)	Neither the Distributor nor the Trust will have any obligation to supervise or monitor any services provided by NFS or any Financial Advisor to Contract owners.

(e)
The Distributor, the Trust, and the Providers do not guarantee any minimum level of investment performance, the success of any security, Model Portfolio or investment strategy, or that any particular investment performance targets or goals will be achieved.

Disclaimer of Warranties; Limitation of Liability

The Distributor, the Trust and the Providers make no warranties, express or implied, as to results that may be obtained from use of the Model Portfolios, and such persons hereby expressly disclaim the implied warranties of merchantability or fitness for a particular purpose or use.

Except as otherwise provided by law, the Distributor, the Trust and the Providers will not be liable for any: (a) losses or damages, including investment losses, resulting from the acts or omissions of NFS, any Financial Advisor or any Contract owners; or (b) indirect, incidental, special, punitive, consequential or exemplary damages, such as, but not limited to, loss of anticipated profits or benefits, resulting from the use of the Model Portfolios.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed by their officers designated below as of the day and year first written above.

By:             /s/ Karen R. Colvin
Name: Karen R. Colvin

Title:             Officer - Investment Advisory Services Date: 6/16/05

Nationwide Financial Services, Inc.

RYDEX VARIABLE TRUST
By: /s/Carl G. Verboncoeur
Name: Carl G. Verboncoeur
Title: President

RYDEX DISTRIBUTORS, INC.

By: /s/Carl G. Verboncoeur

Name: Carl G. Verboncoeur
Title: CEO